Exhibit 99.1

NATIONAL COAL CORP. SHAREHOLDERS APPROVE

RANGER ENERGY INVESTMENTS ACQUISITION

Knoxville, Tenn.– (December 3, 2010) – National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, announces that following a special shareholders’ meeting held yesterday, December 2, 2010, at 10 a.m. Eastern Time, the holders of a majority of its outstanding shares entitled to vote approved a merger agreement with Ranger Energy Investments, LLC (Ranger Energy), an acquisition vehicle for Jim Justice, a businessman and operator of Appalachian coal assets. The acquisition transaction is expected to be completed by December 15, 2010; at its conclusion National Coal will become a wholly-owned subsidiary of Ranger Energy and the Company’s stock will cease trading.

Under the terms of the agreement, upon the closing of the merger, Ranger Energy will pay $1.00 per share in cash for each share of National Coal common stock, including shares issuable upon exercise of options. The per share consideration represents a 54% premium to National Coal’s closing price of $0.65 per share on September 27, 2010, the date the merger agreement was executed.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee. Currently, National Coal employs about 155 people. National Coal sells steam coal to electric utilities in the Southeastern United States. For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

Information About Forward Looking Statements

This release contains “forward-looking statements” that include information relating to future events which represent the parties’ current intentions, plans, expectations and beliefs and involve risks and uncertainties that could cause actual events to differ materially from the events described in this release, including risks or uncertainties related to the anticipated closing of the merger, as well as changes in general economic conditions, stock market trading conditions, tax law requirements or government regulation, and changes in the coal industry or the business or prospects of National Coal. Some of the factors that could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the risk that the proposed transaction may not be completed in a timely manner, if at all; the risk that a condition to closing of the proposed transaction may not be satisfied; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks related to the successful offering of the combined company’s products and services; the risk that the anticipated benefits of the merger may not be realized; and other risks that may impact National Coal’s businesses, some of which are discussed in the National Coal’s reports filed with the Securities and Exchange Commission (the “SEC”) under the caption “Risk Factors” and elsewhere, including, without limitation, National Coal’s 10-K for the year ended December 31, 2009 and 10-Qs for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. Copies of National Coal’s filings with the SEC can be obtained on their website, or at the SEC’s website at www.sec.gov. You can also obtain National Coal’s reports through its website at http://www.nationalcoal.com. Any forward-looking statement is qualified by reference to these risks, uncertainties and factors.

If any of these risks or uncertainties materializes, the merger may not be consummated, the potential benefits of the merger may not be realized, the operating results of National Coal could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. These risks, uncertainties and factors are not exclusive, and National Coal undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

8915 George Williams Rd.  Knoxville, TN 37923  865-690-6900 (phone)  865-691-9982 (fax)  www.nationalcoal.com